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                                                                    EXHIBIT 11.1

                         DOCUMENT SCIENCES CORPORATION

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

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
                                                                                   THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                                  --------------------------     -----------------
                                                   1993      1994      1995       1995       1996
                                                  ------    ------    ------     ------     ------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income......................................  $  413    $  712    $1,052     $  165     $   16
                                                  ======    ======    ======     ======     ======
Weighted average common shares outstanding......       3       969     1,005        969      1,601
Adjustments to reflect requirements of the
  Securities and Exchange Commission (Effect of
  SAB 83).......................................     147       147       147        147        147
Effect of assumed conversion of Series A
  Redeemable Preferred Stock from date of
  issuance......................................   7,140     7,140     7,140      7,140      7,140
                                                  ------    ------    ------     ------     ------
Shares used to compute pro forma net income per
  share.........................................   7,290     8,256     8,292      8,256      8,888
                                                  ======    ======    ======     ======     ======
Pro forma net income per share                    $  .06    $ 0.09    $ 0.13     $ 0.02     $ 0.00
                                                  ======    ======    ======     ======     ======
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